Kimberly-Clark Reports Third Quarter 2003 Results
          Sales Rose More Than 4 Percent to $3.6 Billion; Diluted EPS Were
         83 Cents Per Share vs. 85 Cents Per Share in 2002; Continued Strong
                  Cash Flow Boosted by Working Capital Improvements

         DALLAS, October 22, 2003--Kimberly-Clark Corporation (NYSE: KMB) today reported that sales in the third quarter of 2003 were $3.6 billion, an increase of more than 4 percent over the prior year. Diluted net income of 83 cents per share for the quarter declined approximately 2 percent compared with 85 cents per share in 2002.

         Earnings before unusual items were 85 cents per share in the third quarter of 2003 versus 87 cents per share in the year-ago period. The unusual items are described in more detail below.

         Sales growth in the third quarter of 2003 was driven by improvement in currency exchange rates and higher sales volumes of 3 percent and 2 percent, respectively. Sales volumes benefited from shipments of new and improved products as well as the consolidation of Klabin Kimberly S.A., the company's former equity affiliate in Brazil. Net selling prices were down about 1 percent as a result of increased levels of competitive promotional spending.

         Compared with the prior year, third quarter results were also impacted by higher noncash pension expense of about $35 million.

         For the quarter, cash provided by operations was a record $810 million, 45 percent higher than in 2002, and free cash flow more than doubled to $386 million.

         Thomas J. Falk, chairman and chief executive officer of Kimberly-Clark, said, "Our third quarter sales and earnings per share improved sequentially despite intense competitive activity. I am encouraged by the trends in our personal care business, where operating profit margin has recovered to more than 21 percent. Moreover, sales volumes of Huggies diapers in North America were up 5 percent sequentially and third quarter shipments of Pull-Ups training pants in North America set an all-time quarterly record. I'm also pleased with the results of our cost cutting efforts. Our businesses delivered savings of nearly
         $50 million in the quarter, putting us on track to achieve our annual target of $175 million to $200 million.


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         "Meanwhile, our focus on cash flow continues to pay off, with a reduction of more than $120 million in primary working capital during the third quarter contributing to our strong gains."

         Unusual items
         As previously announced, the company redeemed $200 million of
         7.875 percent debentures and $200 million of 7 percent debentures in the third quarter of 2003, enabling the company to substantially lower its financing costs. The one-time pretax costs of calling the debentures totaled $18 million, equivalent to 2 cents per share. Last year's third quarter results included pretax charges of approximately $12 million, or about 2 cents per share, primarily for business improvement programs in Latin America and Europe.

         Kimberly-Clark management believes that, because of the nature of these unusual items, investors' understanding of the company's performance is enhanced by disclosing earnings per share before unusual items as a reasonable basis for comparison of the company's ongoing results of operations. The attached Earnings Summary schedule provides a reconciliation of earnings per share before unusual items to diluted net income per share determined in accordance with generally accepted accounting principles.

         Review of third quarter sales
         All three of the company's business segments - Consumer Tissue, Personal Care and Business-to-Business - posted higher sales. In August 2003, the company increased its ownership of Klabin Kimberly, S.A. from 50 percent to 100 percent. Consolidation of the former equity affiliate's operating results added approximately 1 percent to sales in the quarter.

         Sales of consumer tissue products were up more than 7 percent, driven primarily by currency effects in Europe and Australia and the acquisition in Latin America.

         Overall consumer tissue sales volumes increased approximately 3 percent following growth of 10 percent in the third quarter of 2002. Net selling prices were about the same as last year, as response to competitive promotional activity in North America and Europe offset list price increases in Europe and Latin America.

         In North America, sales volumes of consumer tissue products declined 1 percent compared with a strong overall performance in the third quarter of 2002, and net pricing was lower by almost 2 percent. Sales volumes of Viva towels and Scott bathroom tissue improved, while shipments of Kleenex facial tissue were below the prior year. Although sales of new Cottonelle Ultra bathroom tissue were solid, sales volumes for Cottonelle bathroom tissue overall decreased in the face of significantly higher levels of promotion spending by competitors.

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         In Europe, consumer tissue sales increased 15 percent primarily as a result of improvement in currency exchange rates for the euro and the British pound. Sales volumes rose about 4 percent. Net selling prices were only 1 percent higher despite increases in list prices averaging
         8 percent. Meanwhile, consumer tissue sales were up approximately
         9 percent in Asia, as currency benefits in Australia and volume gains in Australia and Korea were partially offset by lower sales volumes elsewhere in the region. In Latin America, consumer tissue sales increased more than 30 percent primarily as a result of the consolidation of Klabin Kimberly, Brazil's leading tissue manufacturer.

         Sales of personal care products were up 1 percent in the third quarter. Currency-related gains of more than 3 percent were partially offset by lower net selling prices of about 1 percent and product mix. Sales volumes were flat. Although strong volume growth continued in Australia and for the company's child care and incontinence care products in North America, overall sales volumes were constrained by intense competition in the diaper category in a number of key markets.

         In North America, Personal Care sales volumes increased more than 2 percent versus the prior year, driven by record third quarter shipments of improved Pull-Ups training pants with Easy Open sides, GoodNites youth pants and Depend and Poise incontinence care products. Sales of new Huggies Convertibles diaper-pants contributed to the sequential improvement in shipments of Huggies diapers; however, the brand's sales volumes were still 3 percent lower than the third quarter of 2002. Net selling prices of personal care products in North America declined 2 percent from last year, primarily as a result of actions to counter price reductions implemented by a competitor in the training pant category.

         Personal care sales in Europe increased more than 2 percent in the quarter. Currency effects boosted sales nearly 9 percent, while lower sales of diaper products led to a 6 percent decline in sales volumes overall. In Asia, personal care sales rose approximately 7 percent in the third quarter, highlighted by strong double-digit growth in Australia from a combination of currency benefits and higher sales volumes. Finally, in Latin America, personal care sales decreased 9 percent. Sales improved significantly in Brazil; however, this gain was more than offset by reduced sales volumes throughout most of the rest of the region.

         Sales of business-to-business products increased approximately 5 percent in the quarter, driven by volume growth of about 3 percent and currency benefits of nearly 3 percent. Sales of the company's global Health Care business set a new third quarter record. Its sales volumes rose 6 percent, with continued strong growth outside North America. K-C Professional's sales volumes in North America


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         increased for the seventh consecutive quarter, with a gain of more than
         2 percent. In other regions, K-C Professional's volumes grew at a double-digit rate in Asia and Latin America, but were down about 4 percent in Europe.

         Other third quarter operating results
         Operating profit in the third quarter of 2003 was $604.0 million, about 6 percent below the prior year. Before unusual items, third quarter operating profit declined 5 percent to $622.4 million from $656.4 million in 2002. Over and above the positive contributions from volume growth and changes in foreign exchange rates, the company reduced costs by about $50 million in the third quarter of 2003, bringing the total for the year-to-date to nearly $140 million. These improvements, however, were not sufficient to overcome the combined impact of lower net selling prices and higher pension expense, as well as increased fiber, distribution and energy costs of about $40 million.

         A slightly lower effective tax rate in this year's third quarter was driven by resolution of certain matters related to prior years' taxes.

         Kimberly-Clark's share of net income of equity companies in the third quarter decreased to $21.9 million in 2003 from $28.1 million in 2002 primarily due to lower net income at Kimberly-Clark de Mexico, S.A. de C.V. (KCM). Most of the decrease was attributable to currency effects as a result of changes in the value of the Mexican peso.

         Year-to-date results
         For the first nine months of 2003, sales of $10.6 billion were up 4 percent from $10.2 billion in the prior year. Excluding currency effects, sales were up about 1 percent. Operating profit declined 7 percent to $1,790.2 million in 2003 versus $1,934.0 million in 2002. Diluted earnings per share for the first nine months of 2003 were $2.42 versus $2.50 in 2002, a decline of 3 percent. Diluted earnings before unusual items of $2.47 per share in 2003 were about 5 percent lower than last year's level of $2.59 per share.

         Cash provided by operations for the first nine months of the year rose 8 percent to $2.0 billion, and free cash flow reached $866 million, about 6 percent higher than in 2002. For the year-to-date, the company repurchased 7.0 million shares of its common stock at a cost of about $339 million. At September 30, 2003, net debt and preferred securities totaled $3.8 billion, compared with $3.9 billion at the end of 2002.

         Outlook
         Commenting on the outlook, Mr. Falk said, "Given the intensity of the competitive environment in our categories, we remain focused on increasing sales volumes and aggressively reducing costs over the balance of the year.

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         "Looking at our three business segments, we are encouraged by the earnings growth in Personal Care and the continued strong operating profit margins in our B2B operations. Our product initiatives and cost reduction efforts have improved our competitive position. Still, we are not expecting any letup in competitive spending. In particular, we expect fourth quarter profit comparisons in Consumer Tissue will be pressured by higher fiber costs and continued high levels of promotion spending. Meanwhile, we are confident that we will continue to generate excellent cost savings across all our businesses.

         "All-in-all, we are comfortable with external expectations for our bottom-line results for 2003."

         Conference call
         A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).

         About Kimberly-Clark
         Kimberly-Clark and its well-known brands are an indispensable part of life for people in more than 150 countries. Every day, one in four people around the world trust K-C's brands to enhance their health, hygiene and well-being -- brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend. For the second consecutive year, Kimberly-Clark has been named to Fortune magazine's list of "100 Best Companies to Work For In America." With nearly 64,000 employees worldwide, the company has received similar recognition in the U.K., Argentina, Australia, Czech Republic, Korea and Thailand. To keep up with the latest K-C news and to learn more about the company's 131-year history of innovation, visit www.kimberly-clark.com.

         Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.

         Certain matters contained in this news release concerning the business outlook, including new product introductions, cost savings and acquisitions, anticipated financial and operating results, strategies, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future


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         events will occur as anticipated or that the company's results will be as estimated. For a description of certain factors that could cause the company's future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I, Item 1 of the company's Annual Report on Form 10-K for the year ended
         December 31, 2002 entitled "Factors That May Affect Future Results."













































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

                                                      KIMBERLY-CLARK CORPORATION
                                                      PERIOD ENDED SEPTEMBER 30
                                                 (Millions, except per share amounts)



EARNINGS SUMMARY:

The following tables present the reconciliation of earnings before unusual items to GAAP net income.


                                                                         Three Months Ended September 30
                                                    -----------------------------------------------------------------------
                                                              2003                                      2002
                                                    --------------------------------    -----------------------------------
                                                                           Diluted                                Diluted
                                                        Income             Earnings           Income              Earnings
                                                       (Expense)          Per Share          (Expense)           Per Share

Earnings Before Unusual
  Items..........................................   $    431.1         $       .85          $   449.4          $      .87

Charges for Unusual Items:

  Callable Bonds.................................        (11.4)               (.02)                 -                   -

  Business Improvement
    Programs.....................................            -                   -               (8.2)               (.02)
                                                    ----------         -----------          ---------          ----------

Net Income.......................................   $    419.7         $       .83          $   441.2          $      .85
                                                    ==========         ===========          =========          ==========

Average Diluted Common
  Shares Outstanding.............................                            507.8                                  519.1




                                                            Three Months Ended
                                                               September 30
                                                         ------------------------
                                                          2003              2002             Change
                                                         ------            ------            ------



Operating Profit
  Before Unusual Items...........................       $622.4             $656.4            -5.2%

  Callable Bonds.................................        (18.4)                 -             N.M.

  Business Improvement
    Programs.....................................            -              (11.6)            N.M.
                                                        ------             ------
Operating Profit
  As Reported......................................     $604.0             $644.8            -6.3%
                                                        ======             ======
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

                                                      KIMBERLY-CLARK CORPORATION
                                                       PERIOD ENDED SEPTEMBER 30
                                                 (Millions, except per share amounts)

                                                                         Nine Months Ended September 30
                                                        -----------------------------------------------------------------
                                                                   2003                                   2002
                                                        ----------------------------            -------------------------
                                                                            Diluted                              Diluted
                                                         Income            Earnings              Income         Earnings
                                                        (Expense)          Per Share            (Expense)       Per Share
                                                        ---------          ---------            ---------       ---------

Earnings Before Unusual
  Items..........................................       $1,257.2            $ 2.47              $1,353.5          $ 2.59

Charges for Unusual Items:

  European Legal
    Judgment.....................................          (11.1)             (.02)                    -               -

  Callable Bonds.................................          (11.4)             (.02)                    -               -

  Brazil Tax Credits.............................              -                 -                 (13.5)           (.03)

  Change in Accounting
    Principle....................................              -                 -                 (11.4)           (.02)

  Business Improvement
    Programs.....................................              -                 -                 (23.6)           (.04)

Rounding.........................................              -              (.01)                    -               -
                                                        --------            ------              --------          ------

Net Income.......................................       $1,234.7            $ 2.42              $1,305.0          $ 2.50
                                                        ========            ======              ========          ======

Average Diluted Common
  Shares Outstanding.............................                            509.5                                 521.7


OTHER INFORMATION:

                                                                                                  Nine Months
                                                                                               Ended September 30
                                                                                           -------------------------
                                                                                             2003             2002
                                                                                           --------         --------

Cash Dividends Declared
  Per Share......................................                                             $1.02            $.90



                                                                                               As Of September 30
                                                                                           -------------------------
                                                                                             2003             2002
                                                                                           --------         --------

Number of Common Shares
  Outstanding....................................                                             504.8            515.0








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

                                                      KIMBERLY-CLARK CORPORATION
                                                       PERIOD ENDED SEPTEMBER 30
                                                 (Millions, except per share amounts)

                                                                             Three Months
                                                                          Ended September 30
                                                                    ------------------------------

                                                                       2003                2002             Change
                                                                    ----------          ----------          ------

Net Sales......................................................     $  3,641.6          $  3,486.7          + 4.4%
  Cost of products sold........................................        2,426.7             2,246.5          + 8.0%
                                                                    ----------          ----------

Gross Profit...................................................        1,214.9             1,240.2          - 2.0%
  Marketing, research and general
    expenses...................................................          589.6               579.1          + 1.8%
  Other (income) expense, net..................................           21.3                16.3            N.M.
                                                                    ----------          ----------

Operating Profit...............................................          604.0               644.8          - 6.3%
  Interest income..............................................            4.8                 3.6          +33.3%
  Interest expense.............................................          (40.6)              (45.1)         -10.0%
                                                                    ----------          ----------

Income Before Income Taxes.....................................          568.2               603.3          - 5.8%
  Provision for income taxes...................................          157.8               176.4          -10.5%
                                                                    ----------          ----------

Income Before Equity Interests.................................          410.4               426.9          - 3.9%
  Share of net income of equity
    companies..................................................           21.9                28.1          -22.1%
  Minority owners' share of
    subsidiaries' net income...................................          (12.6)              (13.8)         - 8.7%
                                                                    ----------          ----------


Net Income ....................................................     $    419.7          $    441.2          - 4.9%
                                                                    ==========          ==========


Net Income Per Share - Diluted.................................     $      .83          $      .85          - 2.4%
                                                                    ==========          ==========



















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                           KIMBERLY-CLARK CORPORATION
                            PERIOD ENDED SEPTEMBER 30
                      (Millions, except per share amounts)


Notes (Three Months):

1. In 2003, charges of $18.4 million for unusual items are included in other (income) expense, net. The income tax effect is $7.0 million.

2. In 2002, charges (credits) for unusual items are included as follows: cost of products sold - $2.5 million; marketing, research and general expenses - $9.1 million (income tax effect of these items is $2.0 million); share of net income of equity companies - $.3 million; and minority owners' share of subsidiaries' net income - $(1.7) million.

3. The Corporation accounts for stock-based compensation using the intrinsic-value method. The following presents pro forma information about net income and earnings per share as if the Corporation had applied fair value expense recognition to all employee stock options granted.



        (Millions of dollars, except per share amounts)        2003          2002
        -----------------------------------------------------------------------------

        Pro forma net income..................................$406.6        $423.6

        Pro forma earnings per share - diluted................   .80           .82





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

                                                      KIMBERLY-CLARK CORPORATION
                                                       PERIOD ENDED SEPTEMBER 30
                                                 (Millions, except per share amounts)


                                                                               Nine Months
                                                                           Ended September 30
                                                                      ----------------------------
                                                                          2003              2002            Change
                                                                      ----------        ----------          ------

Net Sales......................................................       $ 10,645.9        $ 10,226.5          + 4.1%
  Cost of products sold........................................          7,020.2           6,531.1          + 7.5%
                                                                      ----------        ----------

Gross Profit...................................................          3,625.7           3,695.4          - 1.9%
  Marketing, research and general
    expenses...................................................          1,758.0           1,732.6          + 1.5%
  Other (income) expense, net..................................             77.5              28.8            N.M.
                                                                      ----------        ----------

Operating Profit...............................................          1,790.2           1,934.0          - 7.4%
  Interest income..............................................             13.9              10.8          +28.7%
  Interest expense.............................................           (128.2)           (136.9)         - 6.4%
                                                                      ----------        ----------

Income Before Income Taxes.....................................          1,675.9           1,807.9          - 7.3%
  Provision for income taxes...................................            480.2             524.7          - 8.5%
                                                                      ----------        ----------

Income Before Equity Interests.................................          1,195.7           1,283.2          - 6.8%
  Share of net income of equity
    companies..................................................             78.2              82.0          - 4.6%
  Minority owners' share of
    subsidiaries' net income...................................            (39.2)            (48.8)         -19.7%
                                                                      ----------        ----------

Income Before Cumulative Effect
  of Accounting Change.........................................          1,234.7           1,316.4          - 6.2%

Cumulative effect of accounting
  change, net of income taxes..................................                -             (11.4)           N.M.
                                                                     -----------        ----------

Net Income ....................................................      $   1,234.7        $  1,305.0          - 5.4%
                                                                     ===========        ==========


Per Share Basis - Diluted:

  Income Before Cumulative Effect
    of Accounting Change.......................................      $      2.42        $      2.52         - 4.0%

  Cumulative effect of accounting
    change, net of income taxes................................                -               (.02)          N.M.
                                                                     -----------        -----------

  Net Income...................................................      $      2.42        $      2.50         - 3.2%
                                                                     ===========        ===========





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                           KIMBERLY-CLARK CORPORATION
                            PERIOD ENDED SEPTEMBER 30
                      (Millions, except per share amounts)


Notes (Nine Months):

1. In 2003, charges of $34.0 million for unusual items are included in other (income) expense, net. The income tax effect is $11.5 million.

2. In 2002, charges (credits) for unusual items are included as follows: cost of products sold - $16.6 million; marketing, research and general expenses - $19.0 million; other (income) expense, net - $26.5 million (income tax effect of these items is $17.7 million); share of net income of equity companies - $1.7 million; minority owners' share of subsidiaries' net income - $(9.0) million; and cumulative effect of accounting change, net of income taxes - $11.4 million.

3. The Corporation accounts for stock-based compensation using the intrinsic-value method. The following presents pro forma information about net income and earnings per share as if the Corporation had applied fair value expense recognition to all employee stock options granted.


        (Millions of dollars, except per share amounts)             2003        2002
        --------------------------------------------------------------------------------

        Pro forma net income..................................    $1,192.2    $1,252.5

        Pro forma earnings per share - diluted....................    2.34        2.40







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

                                                      KIMBERLY-CLARK CORPORATION
                                                       PERIOD ENDED SEPTEMBER 30
                                                              (Millions)

Supplemental Financial Information:

                                                                                September 30             December 31
                                                                                    2003                     2002
                                                                                ------------             -----------

Preliminary Balance Sheet Data:

Cash and cash equivalents......................................                $    305.0                $    494.5

Accounts receivable............................................                   1,795.3                   1,952.1

Inventories....................................................                   1,549.6                   1,430.1

Total assets...................................................                  16,405.7                  15,585.8

Accounts payable...............................................                   1,071.8                   1,122.0

Debt payable within one year...................................                     971.4                   1,086.6

Long-term debt.................................................                   2,821.8                   2,844.0

Preferred securities of subsidiary.............................                     562.6                     553.5

Stockholders' equity...........................................                   6,506.0                   5,650.3


                                                                                            Nine Months
                                                                                        Ended September 30
                                                                                ------------------------------------

                                                                                  2003                       2002
                                                                                ---------                 -----------
Preliminary Cash Flow Data:

  "Free Cash Flow" Reconciled to
   Cash Provided by Operations:

     Free cash flow............................................                $    865.9                 $   813.6

     Capital spending..........................................                     653.2                     603.4

     Cash dividends paid.......................................                     500.0                     457.9
                                                                               ----------                 ---------

Cash provided by operations....................................                $  2,019.1                 $ 1,874.9
                                                                               ==========                 =========

Cash used for investing........................................                $ (1,121.3)                $(1,016.7)
                                                                               ==========                 =========

Cash used for financing........................................                $ (1,099.6)                   (808.5)
                                                                               ==========                 =========

   Depreciation................................................                $    550.7                 $   518.3



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                                                      KIMBERLY-CLARK CORPORATION
                                                    SELECTED BUSINESS SEGMENT DATA
                                                      PERIOD ENDED SEPTEMBER 30

                                               Three Months                                   Nine Months
                                            Ended September 30                            Ended September 30
                                   ------------------------------------       ---------------------------------------
                                     2003           2002         Change         2003             2002          Change
                                   --------        --------      ------       ---------        ---------       ------
NET SALES:

Personal Care...................   $1,330.9        $1,314.1      + 1.3%       $ 3,942.3        $ 3,900.4       + 1.1%
Consumer Tissue.................    1,379.2         1,285.2      + 7.3%         3,991.6          3,755.2       + 6.3%
Business-to-
   Business.....................      970.9           928.4      + 4.6%         2,826.1          2,679.7       + 5.5%

Intersegment
   Sales........................      (39.4)          (41.0)       N.M.          (114.1)          (108.8)        N.M.
                                   --------        --------                   ---------        ---------

Consolidated....................   $3,641.6        $3,486.7      + 4.4%       $10,645.9        $10,226.5       + 4.1%
                                   ========        ========                   =========        =========

OPERATING PROFIT: (a)

Personal Care...................   $  281.9        $  273.5      + 3.1%       $   815.8        $   830.9       - 1.8%
Consumer Tissue.................      188.3           232.2      +18.9%           620.0            698.4       -11.2%
Business-to-
   Business.....................      179.4           179.3      + 0.1%           505.2            510.3       - 1.0%

Other income (expense),
   net..........................      (21.3)          (16.3)       N.M.           (77.5)           (28.8)        N.M.

Unallocated items -
   net..........................      (24.3)          (23.9)       N.M.           (73.3)           (76.8)        N.M.
                                   --------        --------                     -------         --------

Consolidated....................   $  604.0        $  644.8      - 6.3%       $ 1,790.2        $ 1,934.0       - 7.4%
                                   ========        ========                   =========        =========

Notes:

(a) Operating profit includes charges for unusual items as follows:


                                                                      Three Months                     Nine Months
                                                                   Ended September 30               Ended September 30
                                                                  ---------------------            --------------------

                                                                   2003           2002              2003          2002
                                                                  ------         ------            ------        ------

      Personal Care....................................           $    -         $  4.2            $    -        $ 12.2
      Consumer Tissue..................................                -            5.5                 -          17.0
      Business-to-Business.............................                -            1.9                 -           6.4
      Other income (expense),
         net...........................................            (18.4)             -             (34.0)         26.5
                                                                  ------         ------            ------        ------

      Consolidated.....................................           $(18.4)        $ 11.6            $(34.0)       $ 62.1
                                                                  ======         ======            ======        ======





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

                                      - 15 -


Description of Business Segments

The Corporation is organized into operating segments based on product groupings. These operating segments have been aggregated into three reportable global business segments: Personal Care; Consumer Tissue; and Business-to-Business. Each reportable segment is headed by an executive officer who reports to the Corporation's Chief Executive Officer and is responsible for the development and execution of global strategies to drive growth and profitability of the Corporation's worldwide personal care, consumer tissue and business-to-business operations. These strategies include global plans for branding and product positioning, technology and research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. The principal sources of revenue in each of our global business segments are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants; feminine and incontinence care products; and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels and napkins for household use; wet wipes; and related products. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Page, Huggies and other brand names.

The Business-to-Business segment manufactures and markets facial and bathroom tissue, paper towels, wipers and napkins for away-from-home use; health care products such as surgical gowns, drapes, infection control products, sterilization wraps, disposable face masks and exam gloves, respiratory products, and other disposable medical products; printing, premium business and correspondence papers; specialty and technical papers; and other products. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, Kimwipes, WypAll, Surpass, Safeskin, Tecnol, Ballard and other brand names.




N.M.-Not meaningful
Unaudited











                                    - more -

                           KIMBERLY-CLARK CORPORATION
                            Supplemental Information




DEFINITIONS
-----------

Net Debt and Preferred Securities
---------------------------------

Net debt is total debt less cash and cash equivalents and time deposits.

Primary Working Capital
-----------------------

Primary working capital is accounts receivable and inventories less accounts payable.


































Unaudited